PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Hires Chief Financial Officer

Winston-Salem, North Carolina, January 28, 2008 - Southern Community Financial Corporation announced today that James Hastings has been hired as Executive Vice President and Chief Financial Officer.  Mr. Hastings brings over 30 years of broad experience in banking and accounting.

His career began with Arthur Andersen in 1974.  During his tenure there he was responsible for services to the financial service and technology industries.  In 1981 he joined Seafirst Community Banking Corporation as Controller.  Subsequently he worked with Heritage Bank and its parent, Heritage Financial Corporation, as Chief Financial Officer, Cape Cod Five Cents Savings Bank as Director of Mortgage Banking and Federal Savings Bank as Chief Executive Officer.

F. Scott Bauer, CEO, commented: “We are fortunate to bring someone with Jim’s financial background to our team.  Jim has excellent experience in finance and first hand knowledge in all facets of banking.  He is a great fit for our organization, and will be a key part of our management team.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with twenty-two branches throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact: F. Scott Bauer, Chairman and CEO
(336) 768-8500